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Exhibit 21.1

SUBSIDIARIES OF NES RENTALS HOLDINGS, INC.

(Each Subsidiary is wholly-owned, directly or indirectly, by NES Rentals Holdings, Inc.)

Subsidiary	State or Jurisdiction of Subsidiary's Incorporation or Organization
NES Equipment Services Corp. f/k/a Falconite, Inc.	IL
NES Indiana Partners, Inc.	DE
NES Traffic Safety L.P.	DE
NES Equipment Rental L.P.	DE
Rebel Studio Rentals, Inc.	CA
NES Shoring Acquisition, Inc.	DE
NES Companies L.P.	DE
NES Equipment Services, Inc. (Canada)	Canada
NES Management Service Corp.	DE
Falconite Rebuild Center, Inc.	KY
NES IT Services, Inc.	DE
NES Real Estate Management, Inc.	DE
National Equipment Services, Inc.	DE
NES Partners, Inc.	TX

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  Exhibit 21.1